Exhibit 3.1

Prescribed by:	Expedite this Form: (Select One)
The Ohio Secretary of State	Mail Form to one of the Following:
Central Ohio: (614) 466-3910	Yes	PO Box 1390
Toll Free: 1-877-SOS-FILE (1-877-767-3453)		Columbus, OH 43216
*** Requires an additional fee of $100 ***
www.sos.state.oh.us	No	PO Box 1329
e-mail: busserv@sos.state.oh.us		Columbus, OH 43216

Certificate of Amendment by

Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit
☑ Amended	☐ Amendment	☐ Amended	☐ Amendment
(122-AMAP)	(125-AMDS)	(126-AMAN)	(128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	Kendle International Inc.

Charter Number	752727

Name of Officer
Title

☑ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☑ A meeting of the	☑ shareholders	☐ directors (nonprofit only)

☐ members was duly called and held on July 7, 2011
(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors (nonprofit amended articles only)
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

1217480 541	Page 1 of 2	Last Revised: May 2002

All of the following information must be completed if an amended box is checked.
If an amendment box is checked, complete the areas that apply.

FIRST:	The name of the corporation is:	Kendle International Inc.

SECOND:	The place in the State of Ohio where its principal office is located is in the City of:

	Cincinnati	Hamilton
	(city, village or township)	(county)

THIRD:	The purposes of the corporation are as follows:

The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the Ohio General Corporation Law, as from time to time amended.

FOURTH:	The number of shares which the corporation is authorized to have outstanding is: see attached
(Does not apply to box (2))

REQUIRED
Must be authenticated
(signed) by an authorized	Authorized Representative	Date
representative
(See Instructions)
(Print Name)

	Authorized Representative	Date

(Print Name)

1217480

ADDENDUM TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

KENDLE INTERNATIONAL INC.

FOURTH: The aggregate number of shares which the Corporation is authorized to have outstanding is 1,500 shares (the “Common Shares”), all of which shall be common shares with $ .01 par value per share. The authorized Common Shares of the Corporation shall be divided into two classes, one of which shall be designated Class A common shares (“Class A Common Shares”) and the other of which shall be designated Class B common shares (“Class B Common Shares”). Of the total 1,500 authorized Common Shares, 1,499 shall be Class A Common Shares and 1 shall be a Class B Common Share.

The express terms and provisions of each type and class shall be as follows:

(a)	Class A Common Shares:

i.	Each Class A Common Share shall be entitled to one vote on matters to be voted on by the shareholders of the Corporation; provided, however, that no Class A Common Share shall be entitled to any vote with respect to the election of directors of the Corporation.

ii.	The holders of Class A Common Shares shall be entitled to dividends at such time and in such amounts as, if, and when declared by the board of directors of the Corporation from time to time out of funds legally available therefore.

iii.	Subject to the prior payment to holders of the Class B Common Shares as set forth in paragraph (b)(iii), the holders of Class A Common Shares shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Class A Common Shares upon the occurrence of the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

(b)	Class B Common Shares:

i.	No Class B Common Share shall be entitled to any vote on matters to be voted on by the shareholders of the Corporation; provided, however, that each Class B Common Share shall be entitled to one vote with respect to the election of directors of the Corporation.

ii.	The holders of Class B Common Shares shall not be entitled to dividends in any amount at any time.

iii.	The holders of Class B Common Shares shall in no event be entitled to participate in any distributions to the holders of any class of shares of the

Corporation upon the occurrence of the voluntary liquidation dissolution, or winding up of the affairs of the Corporation; provided, however, that upon such occurrence the holders of Class B Common Shares shall be entitled to receive $0.02 per share of Class B Common Shares (subject to adjustment for any stock splits, combinations, or similar events).

FIFTH: No shareholder shall have the right to vote cumulatively in the election of directors.

SIXTH: The provisions of Ohio Revised Code Section 1701.831 relating to control share acquisitions shall not be applicable to this Corporation.

SEVENTH: The affirmative vote of the holders of Class A Common Shares shall be required to amend these Amended and Restated Articles of Incorporation, to approve mergers and to take any other action which by law must be approved by a specified percentage of all outstanding shares entitled to vote or of the voting power of the Corporation.

EIGHTH: These Amended and Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation of the Corporation.

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